Exhibit 10.6

MEMORANDUM OF UNDERSTANDING

THIS MEMORANDUM OF UNDERSTANDING is entered into on 27th day of November 2013 by and between [GALMED Pharmaceuticals Ltd. And affiliates], a company incorporated under the laws of Israel (“Galmed”) and Guangdong Xianqiang Pharmaceutical Co., Ltd., a limited company incorporated under the laws of the People’s Republic of China (“Xianqiang”).

1.	Galmed and its affiliated companies are a clinical stage biopharmaceutical group of companies primarily focused on the development and commercialization of novel therapeutics to treat liver diseases utilizing its proprietary family of synthetic fatty-acid/bile-acid conjugates, or FABACs.

2.	Galmed is presently developing its patented drug, Aramchol, to treat certain liver diseases and is the owner of certain proprietary intellectual property connected with the said drug and its use in the treatment of certain liver diseases.

3.	Xianqiang, a part of the Hong’an Group, is a medical research, development and manufacturing company situated in Guangdong in the People’s Republic of China (“China”).

4.	The parties are interested in entering into an agreement under the following terms:

a.	Galmed shall grant the Xianqiang an exclusive, non-transferable, non-assignable, non-sub-licensable, license to test, manufacture, sell, market and distribute Aramchol in China (which does not include Hong Kong, Taiwan or Macau) for the treatment of liver diseases only. The license shall be for such period and include such additional terms and conditions, including royalties to Galmed, as shall be agreed between the parties.

b.	All patent applications in connection with Aramchol shall be filed in the name of Galmed.

c.	Xianqiang will finance all trials, tests, clinical studies and other activities necessary to secure marketing approval of Aramchol from the relevant regulatory bodies in China for the sale of Aracmol in China, and thereafter shall fund the marketing, sales and distribution of Aramchol in China. A budget for the above activities including the minimal committed capital by Xianqiang shall be agreed by the parties.

d.	The parties will agree on a development plan (“Development Plan”) funded by Xianqiang pursuant to which the Xianqiang will conduct the research in accordance with the Development Plan. The results generated in the performance of the Development Plan shall be owned by Xianqiang.

e.	The parties shall negotiate the terms of the necessary agreements with a view to signing definitive agreements within [60] days of the date hereof.

5.	This Memorandum of Understanding is a non-binding document prepared for discussion purposes only, and nothing herein shall be deemed to represent a binding obligation of either of the parties. Closing of the transactions contemplated hereby are subject to the following: (a) satisfactory completion of due diligence by both parties of the other party’ s capabilities and other standard due diligence requirements; (b) negotiation, drafting and agreement by the parties on final and definitive agreements; and (c) approval of the definitive agreements by the relevant corporate governing bodies within Galmed and Xianqiang.

6.	As soon as practical following the signing of this Memortandum of Understanding, the parties shall negotiate in good faith a Confidentiality and Non-Disclosure Agreement (“NDA”). Upon the signing of the NDA, the parties shall commence their due diligence reviews.

7.	This Memorandum of Understanding shall be governed by and construed according to the laws Hong Kong, without regard to the conflict of laws provisions thereof. The parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the courts in Hong Kong in respect of any matter arising in connection with this Memorandum of Understanding.

IN WITNESS WHEREOF the parties have executed this Memorandum of Understanding as of the date first hereinabove set forth.

[GALMED Pharmaceuticals
Ltd. And affiliates]

By:	/s/ Allen Baharaff

Name:	Allen Baharaff

Title:	CEO

Cuangdong Xianqiang
Pharmaceutical Co., Ltd.